Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 20, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.057454 per unit, payable on August 14, 2018, to unit holders of record on July 31, 2018.

This month’s distribution increased from the previous month due to a reduction of LOE expenditures from previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in an increase in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties, although the actual production for the underlying properties actually decreased due to some declining field activity. This factor along with slightly higher oil and gas prices contributed to the increase. The Texas Royalty Properties saw an increase in both production and pricing for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 49,338 barrels of oil and 303,640 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 17,170 barrels of oil and 106,463 Mcf of gas. The average price for oil was $63.05 per bbl and for gas was $3.13 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,101,211. Deducted from these would be the Lease Operating Expense (LOE) of $1,997,827, taxes of $270,296 and Capital Expenditures (CAPEX) of $(11,883) totaling $2,256,240 resulting in a Net Profit of $1,844,971 for the month of June. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,383,728 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,338	303,640	17,170	106,463*		$63.05	$3.13**
Texas Royalties	23,613	23,903	20,708	20,944*		$63.15	$5.54**
Prior Month
Waddell Ranch	51,457	298,636	13,628	80,047*		$62.83	$2.65**
Texas Royalties	23,211	22,073	20,299	19,282	*	$61.59	$6.42	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,613 barrels of oil and 23,903 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,708 barrels of oil and 20,944 Mcf of gas. The average price for oil was $63.15 per bbl and for gas was $5.54 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,623,568. Deducted from these were taxes of $183,541 resulting in a Net Profit of $1,440,027 for the month of June. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,368,026 to this month’s distribution.

General and Administrative Expenses deducted for the month were $76,170 resulting in a distribution of $2,677,862 to 46,608,796 units outstanding, or $0.057454 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:	Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839